UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest reported): July 30, 2013

Turbine Truck Engines, Inc.
(Exact name of small business issuer as specified in its charter)

Nevada	333-109118	59-3691650
(State or other jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

46600 Deep Woods Road, Paisley, Florida 32767
(Address of principal executive offices)

386-943-8358
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.)

☐           Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐           Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CF$ 240.13e-4(c))

Item 1.01           Entry Into a Material Definitive Agreement

The Company (“TTE”) entered into an Agreement (the “Agreement”) dated June 19, 2013, which was signed July 30, 2013, with 2367416 Ontario, Inc., a Canadian company (“236”), whereby 236 agrees to provide financing to TTE in the initial sum of Four Hundred Fifty Thousand Dollars ($450,000) and a maximum of Ten Million Dollars ($10,000,000) in accordance with the terms of the Agreement. 236 took over the responsibilities of Enzo Cirillo under the letter of intent executed March 16, 2013.

The financing to be provided is to be funded in tranches, and will have terms between three (3) and five (5) years, with each tranche being separately negotiated.  As a part of the loan costs, 236 shall be issued restricted common stock equal to the issued and outstanding common shares of TTE at the time of the initial advance, with such shares being subject to a Lock Up/Leak Out Agreement to be negotiated between the parties.

The initial advance of Four Hundred Fifty Thousand Dollars ($450,000) is covered by a Loan Agreement dated June 14, 2013, and was signed on July 30, 2013 (the “Loan Agreement”), which provides that (a) the interest rate shall be 20% per annum; and (b) $90,000 shall be withheld by lender in interest rate reserve account for the payment of the first years interest.

Prior to any advance, 236 is be provided with information from TTE regarding how the funds will be utilized, including (a) detailed specs on the hydrogen generators; (b) documentary proof that the hydrogen generators will cost less to operate than traditional diesel generators; (c) copies of agreements with end users of the hydrogen generators, among other things.

In addition, TTE, subject to its normal vetting process, is to appoint two additional Directors to the Board, one of whom being Robert Oliva and the other to be put forward by 236.  The Board will convene to consider these nominees pursuant to the terms of its Charter.

Item 9.01   Financial Statements and Exhibits

    (c)       Exhibits

Exhibit	Description

10.1	Agreement dated June 19, 2013 (signed 7/30/13)
10.2	Loan Agreement dated June 19, 2013 (signed 7/30/13)

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Turbine Truck Engines, Inc.

Dated: July 30, 2013	/s/ Michael H. Rouse
Michael H. Rouse, CEO

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